Exhibit 99.1

For further information, contact:

Dr. Robert B. Harris

President/CEO, CBI

Phone: 800 735 9224

Fax: 804 648 2641

Commonwealth Biotechnologies, Inc. Posts Profitable Second Quarter

Fourth Consecutive Quarter of Net Income

RICHMOND, VA (July 29, 2004) - Commonwealth Biotechnologies, Inc. (NASDAQ SmallCap Market: CBTE), today released its unaudited financial reports for the second quarter 2004. The Company’s 10-QSB is expected to be released on or about August 16, 2004. CBI posted net income of $22,000 on revenues of $1.4 million, which compares to a loss of $45,000 on $1.2 million for the same period in 2003. For the year, CBI is reporting net income of $96,000 on revenues of $2.8 million, whereas for the same period in 2003, CBI reported a net loss of $178,000 on revenues of $2.4 million. This is the Company’s fourth consecutive quarter of profitability.

“While top line revenues are somewhat short of our expectations, this is entirely attributable to timing issues; three of our new government contracts that were anticipated to start in May started in July,” said Robert B. Harris President and CEO. “Even with the delay, however, revenues for the second quarter from government contracts increased by $260,253 or 35%, while year to date, the increase was $611,205 or 43%, compared to the same period in 2003. ”

Cash available to the Company through the end of the second quarter 2004 is $ 2.86 million, compared to $ 220,000 for the same period in 2003. The dramatic improvement in the Company’s cash position is due in large part to the recently completed private placement.

James H. Brennan, Controller of CBI, commented that “direct expenses, including SG&A expenses, as a percentage of revenue, are constant, compared to the first quarter of 2004. We believe that we are doing extremely well in terms of maintaining expenses in the face of increasing revenues. Delays in start dates of new contracts are not at all unusual and it should be stressed that CBI did not lose these contracts, only that their respective start dates were delayed. We expect to show continuing improvement in our performance for the rest of the year.”

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About CBI

Founded in 1992, CBI is located at 601 Biotech Drive, Richmond, VA 23235 (1-800-735-9224). CBI has provided comprehensive research and development services to more than 2,800 private, government, and academic customers in the global biotechnology industry. For more information, visit CBI on the web at www.cbi-biotech.com.

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Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties as identified in the Company’s filings with the Securities and Exchange Commission. Actual results, events or performance may differ materially. No statement herein should be considered an offer of any securities. Readers are cautioned not to place undo reliance on these forward-looking statements, which speak only as the date hereof. Specifically, there can be no guarantee that CBI will continue to receive increased revenues from government and private sector contacts or that such contracts will not be terminated prior to completion. In addition, there can be no guarantee that CBI will continue to see positive trends in financial performance. A number of factors, including customer demand, industry trends, armed conflict, and terrorist activities, could alter these trends referenced herein. The Company undertakes no obligation to publicly release the results of any revisions to these forward looking statements that may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.